Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                      Series C convertible PREFERRED STOCK
                                       OF
                                 AMPLIDYNE, INC.

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       Pursuant to Section 151(g) of the Delaware General Corporation Law

                            ------------------------

      The undersigned, a duly authorized officer of Amplidyne, Inc., a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors has adopted the following resolutions effective January 28, 2004:

            "RESOLVED that, pursuant to Article FOURTH, of the Certificate of Incorporation, there be and hereby is authorized and created a series of Preferred Stock consisting of 282,700 shares having a par value of $0.0001 per share, which series shall be designated "Series C Convertible
      Preferred Stock." Capitalized terms not defined herein shall have the definitions ascribed to such terms in the Certificate of Incorporation.

      The designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series C Redeemable Convertible Preferred Stock shall be made as follows:

      1. Designation and Amount. This series of Preferred Stock shall be designated and known as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and shall consist of 282,700 shares. The Series C Preferred Stock shall have a par value of $0.0001 per share (one tenth of one mill).

      2. Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank prior to all other classes or series of capital stock of the Corporation, including, but not limited to, the common stock of the Corporation, par value $0.0001 per share (the "Common Stock"), any Series A or Series B Preferred Stock, and to such other series of preferred stock as the Board of Directors of the Corporation hereinafter expressly designates as junior to the Series C Preferred Stock. All equity securities of the Corporation to which the Series C Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, herein, in such context, as "Junior Securities." Nothing contained herein shall be construed to prevent the Board of Directors, after obtaining appropriate consents and approvals, if necessary, from authorizing the creation or designation of, or to prevent the Corporation from issuing shares of, one or more series of Preferred Stock senior


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to, junior to, or on a parity with the Series C Preferred  Stock as to dividend, liquidation, redemption rights or otherwise.

      3. Dividend Provisions. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock of this Corporation, at the rate of $0.053 per share per annum (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like, after the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware), payable annually on February 1, 2005 and each February 1 thereafter. Such dividends shall be cumulative. If in any year the assets legally available for payment of such dividends are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will become a charge against the net profits of the Corporation, and will be paid in full out of the assets of the Corporation legally available therefor in subsequent years before any dividends are declared or paid on the Common Stock in such years. The holders of the outstanding shares of Series C Preferred Stock may waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of Series C Preferred Stock (voting together as a class) then outstanding.

      4. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $0.3538 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), plus accumulated but unpaid dividends on such shares (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like, after the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the amount of such preferential amounts due on the shares of Series C Preferred Stock owned by each such holder.

            (b) Upon completion of the distribution required by subsection (a) of this Section 4, all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock into Common Stock, even if not currently convertible).


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            (c) For purposes of this Section 4, a  liquidation,  dissolution  or winding up of this Corporation shall be deemed to include (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions if, following such transaction, the holders of the outstanding voting power of the Corporation prior to the transaction cease to hold, directly or indirectly, at least Fifty Percent (50%) of the outstanding voting power of the Corporation; (B) the reorganization, merger or consolidation of the Corporation with an unaffiliated entity such that the Corporation is not the surviving entity; (C) a sale of all or substantially all of the assets of this Corporation to a third party; or (D) a liquidation, dissolution or winding-up of the Corporation.

            (d) The liquidation preferences in this Section 4 shall not apply upon the conversion of Series C Preferred Stock into Common Stock.

      5. Conversion. The holders of Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the Conversion Price (as defined below) applicable to each such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each share of Series C Preferred Stock shall be $0.001769 per share (the "Conversion Price"); provided, however, that the Conversion Price for each share of Series C Preferred Stock shall be subject to adjustment as set forth in subsection 5(c).

            (b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a), he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such Series C Preferred Stock, and shall give written notice to this Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (c) Conversion Price Adjustments of Series C Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the


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shares of Series C Preferred  Stock shall be subject to adjustment  from time to time as follows:

                  (i) If this Corporation shall issue any Additional Stock (as defined below), without consideration or for a consideration per share less than the Conversion Price for the shares of Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the shares of Series C Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which would be issued upon the conversion of all outstanding shares of Series C Preferred Stock and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which would be issued upon the conversion of all outstanding shares of Series C Preferred Stock plus the number of shares of such Additional Stock.

                  (ii) No adjustment of the Conversion Price for the shares of Series C Preferred Stock shall be made in an amount less than one cent per share. No adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment, except as provided in subsection 5(c)(vi)(D) below.

                  (iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (iv) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors for this purpose, irrespective of any accounting treatment.

                  (v) In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $.01 per share.

                  (vi) "Additional Stock" shall mean any shares of Common Stock issued by this Corporation. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply :

                  (A) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to


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purchase or rights to  subscribe  for Common  Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                  (B) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights.

                  (C) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the shares of Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                  (D) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of the shares of Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                  (E) The Conversion Price will not be adjusted because of: (x) conversion of the Series C Preferred Stock; or (y) the issuance and sale of shares of Common Stock to employees, officers or directors as the result of exercise of options authorized but not currently granted as of the date hereof; or (z) subject to the prior approval of the Compensation Committee of the Board of Directors with respect to the terms and conditions thereof, the issuance and


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sale of, or the grant of options to purchase, shares of Common Stock pursuant to the Corporation's stock purchase or option plans in effect on the date hereof or otherwise approved by the Board of Directors, provided, however, that such number of shares may be increased if determined by a vote of a majority of the members of the Compensation Committee, which vote must include the affirmative vote of the Series C Preferred Stock Designee.

                  (F) In the event this Corporation shall at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling all holders thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holders for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the shares of Series C of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                  (G) If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date (or the date of such combination if no record date is fixed) of such combination, the applicable Conversion Price of the Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            (d) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5. c. (vi) then, in each such case for the purpose of this subsection 5. d. the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution or the date of such distribution if no record date is fixed.

            (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of Series C Preferred Stock the number of shares of stock or other securities or


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property of the  Corporation  or  otherwise,  to which a holder of Common  Stock deliverable upon conversion of such Series C Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (f) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger, or sale that is treated as a liquidation under Section 4) above), each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or conveyance.

            (g) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against impairment.

            (h) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share, determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for each series of Series C Preferred Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth such adjustment and readjustment, the applicable Conversion Price for such Series C Preferred Stock at such time in effect, and the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of a share of Series C Preferred Stock.

            (i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the


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purpose of  determining  the  holders  thereof  who are  entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series C Preferred Stock, at least ten
(10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend,
distribution  or  right,   and  the  amount  and  character  of  such  dividend,
distribution or right.

            (j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

            (k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

      6. Voting Rights.

            (a) Except as otherwise provided herein, the holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series C Preferred Stock could then be converted, and with respect to such vote, such holder of Series C Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

            (b) In addition to the rights specified in Section 4(a) hereof, so long as any of the shares of Series C Preferred Stock are outstanding, the holders of Series C Preferred Stock have the special and exclusive right to elect three (3) directors out five (5) directors of the Corporation (each, a "Preferred Stock Designee"). In any election pursuant to this paragraph (b), each holder of shares of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held and no holder of Series C Preferred Stock shall be entitled to cumulate his votes by giving one candidate


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more than one vote per  share.  The  Corporation  shall use its best  efforts to effectuate the terms of this paragraph 6(b). The special and exclusive voting right of the holders of Series C Preferred Stock, voting separately as a class, contained in this paragraph 6(b) may be exercised either at a special meeting of the holders of Series C Preferred Stock called as provided below, or at an annual meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The director(s) to be elected pursuant to this paragraph (b) shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders or until their successors have been elected and qualified, or their earlier resignation or removal, whichever is sooner. At any time, the holders of a majority of the shares of Series C Preferred Stock can remove any director elected pursuant to this Section 6(b).

            (c) If at any time any directorship to be filled by the holders of Series C Preferred Stock pursuant to Section 6(b) hereof has been vacant for a period of ten (10) or more days, the Secretary of the Corporation shall, upon written request of the holders of record of shares representing at least a majority of the voting power of the Series C Preferred Stock then outstanding, call a special meeting of the holders of Series C Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the By-laws of the Corporation.

            (d) At any meeting held for the purpose of electing directors as provided in Section 6(b) hereof, the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series C Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock for such election. At any such meeting or an adjournment thereof, the absence of a quorum of the Series C Preferred Stock shall not prevent the election of directors other than the director or directors to be elected by the holders of Series C Preferred Stock pursuant to Section 6(b) hereof, and the absence of a quorum for the election of such other directors shall not prevent the election of the director or directors to be elected by the holders of Series C Preferred Stock pursuant to Section 6(b) hereof, and in the absence of either or both of such quorums, the holders of record of shares representing at least a majority of the voting power present in person or by proxy of the class of stock which lacks quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting. A vacancy in the directorship to be elected by the holders of Series C Preferred Stock pursuant to Section 6(b) hereof may be filled only by vote or written consent in lieu of a meeting of the holders of shares representing at least a majority of the voting power of the Series C Preferred Stock.

            (e) The board of directors will establish a compensation committee and so long as any of the shares of Series C Preferred Stock are outstanding, such Compensation Committee shall be comprised of one employee director (initially Devendar S. Bains), one outside director (initially Venkata


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Maddineni),  and one of the Preferred Stock Designees (initially Ramesh Akella).
Such Committee shall remain established for not less than one year from the date hereof.

      7. Protective Provisions. In addition to any other rights provided by law, so long as any of the shares of Series C Preferred Stock are outstanding, this Corporation shall not, nor shall it allow any of its subsidiaries, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (voting as a separate class):

            (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws to change the rights of the Series C Preferred Stock, or increase or decrease the number of authorized shares of Series C Preferred Stock;

            (b) create any new series or class of shares having a preference or priority as to dividends or assets superior to or on a parity with that of the Series C Preferred Stock;

            (c) create any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or assets superior to or on a parity with that of the Series C Preferred Stock;

            (d) reclassify any class or series of the Common Stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Series C Preferred Stock;

            (e) apply any of its assets to the  redemption or acquisition of any shares of Common Stock (except for non-director employees, advisors, non-director officers or consultants and service providers of the Corporation), without the approval of the Board, which approval must include the affirmative vote of the Series C Preferred Stock Designees;

            (f) agree to sell all or substantially all of the assets or equity of the Corporation which would result in a per share payment to each holder of Series C Preferred Stock of an amount which is less than the Liquidation Preference; or

            (g) agree to a merger, sale or consolidation of the Corporation with another entity or the effectuation of any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed which would result in a per share payment to each Series C Preferred Stock Holder of an amount which is less than Liquidation Preference.

      8. Preemptive Rights. In the event that the Corporation offers equity securities (other than shares issued upon conversion of shares of outstanding Series C Preferred Stock or upon exercise of warrants or options on the date hereof, or in connection with an acquisition or in a public offering), each holder of Series C Preferred Stock shall have the opportunity to participate, on a pro rata basis, in any such offering.


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

      9. Status of Converted Stock. In the event any shares of Series C Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by this Corporation.

      10. Headings. The headings of the various sections and paragraphs hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

            FURTHER RESOLVED, that the appropriate officers of this Corporation be and each of them hereby is authorized to execute and acknowledge a certificate setting forth these resolutions (referred to above as "this Certificate of Designation") and to cause such certificate to be filed and recorded, in accordance with the requirements of Sections 151 and 103 of the General Corporation Law of the State of Delaware."

      IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on this 28th day of January, 2004.

                                            AMPLIDYNE, INC.


                                            By: /s/ Devendar S. Bains
                                                --------------------------------
                                                Name: Devendar S. Bains
                                                Title:   President

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